                                                                   Exhibit 10.13


                                MASTER AGREEMENT

This Master Agreement (together with the Schedules attached hereto, as modified and supplemented from time to time, the "Agreement") is made and entered into as of the date last written below by and between NaviNet, Inc., a Delaware corporation ("NaviNet"), and eNote.com Inc. (the "Customer"). Each of NaviNet and Customer is a "Party" and collectively are the "Parties" to this Agreement.

WHEREAS, NaviNet is in the business of providing certain data services described in Section 1.2 below; and

WHEREAS, Customer desires to receive such data services from NaviNet and NaviNet desires to provide such data services to Customer;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1   DEFINITIONS

1.1 UNDEFINED TERMS. Terms not otherwise defined herein shall be defined and construed in accordance with the Communications Act of 1934, as amended, and otherwise as such terms are commonly used in the telecommunications industry.

1.2 DATA SERVICES. The services provided by NaviNet under Schedule B, including the obligation to (i) aggregate all incoming calls from End Users (as defined herein), (ii) convert data traffic to Transmission Control Protocol/Internet Protocol ("TCP/IP") format and (iii) route data traffic between the End User and Customer or Internet.

1.3 IN-SERVICE DATE. The date on which NaviNet gives notice to Customer that Data Services are available to Customer, or the date on which any of Customer's End Users receive Data Services.

1.4 END USERS. Each subscriber of the Customer who receive Data Services and whose data traffic is routed though a NaviPOP.

1.5 NAVIPOP. NaviNet point of presence.

2   UNDERTAKING

2.1 OBLIGATIONS OF NAVINET. The obligations of NaviNet under this Agreement are set forth in the GeoDial Service Description which may be revised from time to time (a copy of which is attached hereto at Schedule A).

                                MASTER AGREEMENT

2.2 OBLIGATIONS OF CUSTOMER.

(a) EQUIPMENT. Prior to the In-Service Date, Customer shall install such equipment as specified in Schedule B, in accordance with the technical specifications set forth therein.

(b) COMPENSATION. Customer shall pay all sums arising under this Agreement in accordance with the requirements set forth herein.

(c) ACCEPTABLE USE POLICY. Customer shall require End Users to adhere to an Acceptable Use Policy, as defined in Section 14.1, as a condition of receiving service. NaviNet's Acceptable Use Policy is at: http://www.navinet.net/aup.php3.

(d) SERVICE ORDERS. Prior to receiving service from NaviNet, Customer must submit NaviNet's Service Order Form (a copy of which is attached hereto at Schedule C) describing the initial coverage and capacity required by Customer. The Service Order Form is subject to the terms and conditions contained herein.

(e) REALMS AND PHONE NUMBERS. Customer is required to use realms and will share dial-in phone numbers with other Customers.

3   TERM

The Agreement shall be effective as of the date last written below. The "Initial Term" of the Agreement shall be for two (2) years from the In-Service Date. Thereafter, the Agreement will automatically renew for additional one-year terms, unless either Party notifies the other in writing of its intention not to renew the Agreement at least ninety (90) days prior to the expiration of the Initial Term or the then current one-year term, whichever is applicable. The Initial Term plus any one-year extension(s) thereof shall equal the "Term of the Agreement".

4   CERTAIN FEES

4.1 MONTHLY UNIT FEES. Each month, subject to the conditions set forth herein, Customer shall pay NaviNet a "Unit Fee." Such fee shall be calculated by multiplying the total number of Units counted by the NaviNet authentication server in each month (such number, the "Unit Count" or "UC") multiplied by the dollar amount set forth in applicable tier in Schedule E (such dollar amount in each tier, a "Unit Fee"). For the first six months following the In-Service Date, the applicable Unit Fee shall be the Fee for an UC of greater than or equal to 25,000 and less than or equal to 125,000.

(a) MINIMUM UC. For the month beginning July 2000 (fill in the date of the first day of the seventh full month following the In-Service Date), and through the remainder of the Term Customer shall pay NaviNet for a minimum UC of 25,000, even if the UC falls below such number (as relevant, such UC, "Minimum UC"). By committing to a Minimum UC, Customer shall obtain the Data Services for a Unit Fee each month equal to (i) the Minimum UC for the month multiplied by the tier in Schedule E applicable to the Minimum UC, (ii) plus the Fee Per Unit calculated under Section 4.1 for each TIC in excess of the Minimum EUC.

                                MASTER AGREEMENT


(b) COMMITMENT NOTICE. At any time during the term, Customer may give NaviNet notice (the "Commitment Notice") of its intent to increase the Minimum UC in order to qualify for a lower Fee Per Unit. During the calendar month in which NaviNet receives the Commitment Notice and for the two subsequent months thereafter (the "Ramp-Up Period"), if the actual UC for the month is below the Minimum UC provided in the Commitment Notice, Customer shall pay a Unit Fee for that month equal to the actual UC for the month multiplied by the tier in Schedule B applicable to the Minimum UC. Thereafter, the Unit Pee shall be calculated under Section 4.1(a). If during any month of the Ramp-Up Period, the actual UC equals or exceeds the Minimum UC provided in the Commitment Notice, the Unit Fee for such month shall be calculated under Section 4.1(a) beginning with the month in which the actual UC equals or exceeds the Minimum UC.

4.2 SETUP FEE. Customer shall pay NaviNet a "Setup Fee." Such fee shall equal $0 (N/A)per New End User per month. To determine the number of New End Users, NaviNet shall calculate the difference between the current month's total number of End Users and the previous highest level of total number of End Users during any month of the Term. NaviNet shall issue invoices monthly, as described in
Section 5.1 below, to Customer for such Setup Fees.

4.3 REALM FEES. The first two realms are supported at no charge. The fee for each additional realm shall be $500.00. The fee for changing a realm shall be $500.00.

4.4 LATE FEES. All charges arising under this Agreement that remain unpaid by the due date specified in Section 5.1 are subject to interest thereon from the due date at the maximum rate permitted by law up to 1.5% per month, calculated PRO RATA for each day after the due date until the date of payment.

4.5 FEE ADJUSTMENT. During the Term of this Agreement, NaviNet shall not increase fees set forth herein, unless laws, regulations or governmental rulings result in a substantial increase in the cost to NaviNet of providing Services, in which case such increase shall be limited to the amounts necessary to cover those costs. During the Term of this Agreement, NaviNet shall provide at least sixty (60) days advance written notice to Customer of such fee increase.

4.6 REINSTATEMENT FEE. In the event the Agreement is terminated pursuant to
Section 9.1(a) for a failure of Customer to pay sums owed to NaviNet when due and Customer desires to reinstate NaviNet Data Services, (a) Customer shall pay, in full, all outstanding balances owed to NaviNet; (b) Customer shall pay a Reinstatement Fee of $1,000; and (c) "the previous highest level of total number of End Users during any month of the Term" as described in Section 4.2 set at zero. Customer shall be eligible for reinstatement of receipt of Data Services from NaviNet only once.

4.7 SERVICE LEVEL AGREEMENT FEES. NaviNet's Service Level Agreement Fees are set forth in the Service Level Agreement at Schedule D, attached hereto.

                                MASTER AGREEMENT


4.8 TERMINATION FEE. In the event the Agreement is terminated due to an Event of Default on the part of the Customer, Customer shall pay the Termination Fees set forth in Section 9.3, below.

5   PAYMENT AND BILLING

5.1 PAYMENT DATE. Unless otherwise agreed to in writing by the Parties, Customer shall pay sums owing under this Agreement by check within thirty (30) days of the date of written invoice from NaviNet. If Customer fails to pay an invoice within 30 days, Customer shall be deemed to be in default under the terms of this Agreement and shall be deemed to have waived any credits to which it may have been entitled under this Agreement.

(a) INVOICE PERIOD. NaviNet will send Customer a monthly invoice reflecting the charges incurred during the prior Month at each NaviPOP. For the purposes of this Agreement, a "Month" shall mean the period beginning at 12:00:00 a.m., Local Time, on the first day of each calendar month and ending at 11:59:59 p.m., Local Time, on the last day of each calendar month. "Local Time" refers to the time in each time zone where a given NaviPOP is located. Any calls that begin in one Month and conclude in the following Month shall be invoiced to the later Month. Failure by NaviNet to send a monthly invoice shall not constitute a default or waiver by NaviNet of any of its rights under this Agreement.

5.2 BILLING DISPUTES. If Customer in good faith disputes an invoice rendered by NaviNet, Customer may withhold payment of the disputed amount, provided (a) Customer gives written notice of the disputed charge within fifteen (15) days of the date of written invoice from NaviNet and (b) pays any undisputed charges in accordance with Section 5.1 of this Agreement. The Parties shall cooperate with each other to resolve any billing dispute expeditiously. If the Parties are unable to resolve a billing dispute within thirty (30) days from the date the disputed amount is due, either Party may then invoke the arbitration provisions of Section 12 at which time late fees shall begin to accrue, to be payable only in the event that the billing dispute is decided in favor of NaviNet. The Party prevailing in any such arbitration shall be entitled to reimbursement for reasonable expenses (as determined by the arbitrator), including reasonable legal fees, incurred in connection with such arbitration proceedings.

6   VOLUME AND CAPACITY REQUIREMENTS

The terms and conditions of expansion or reduction of Customer's End User volumes are set forth in the GeoDial Service Description, attached hereto at Schedule A.

7   CONFIDENTIAL AND PROPRIETARY INFORMATION

The Terms and Conditions of the Non-Disclosure Agreement entered into between the parties prior to the execution of this Agreement shall remain in effect throughout the term of this Agreement and for three years after the termination of this Agreement.

                                MASTER AGREEMENT


8   EVENTS OF DEFAULT

The following shall constitute an "Event of Default" under this Agreement:

8.1 Customer may be deemed to be in default of its obligations under this Agreement if: Customer fails to perform or fulfill any of its obligations under this Agreement, including (a) failure to pay amounts due and owing in accordance with Section 5, above; (b) failure to abide by the decision of the arbitrator in accordance with Section 12, and such failure is not remedied within thirty (30) days after written notice thereof from NaviNet; provided however, that NaviNet may in its sole discretion extend such thirty (30) day period. Any such extension must be in writing. Notwithstanding the above, amounts found to be due and payable to NaviNet by the arbitrator shall be payable within five (5) days of the arbitrator's decision. Failure to pay amounts when so due shall constitute an Event of Default.

8.2 NaviNet shall be deemed in default of its obligations under this Agreement if: (a) if the number of consecutive months, NaviNet is below the industry average in two or more of the following categories (signified by Inverse Internet Benchmark assigned letter grade): 24-Hour Call Failure Rate, Modem Connect Speed, Average Time to Login, and Average Web Throughput, multiplied by the average number of such categories below the average during the period equals or exceeds twelve, or (b) NaviNet fails to perform or fulfill any of its material obligations or breaches any of its representations or warranties under this Agreement, including failure to abide by the decision of the arbitrator in accordance with Section 13, and such failure is not remedied within thirty (30) days after written notice thereof from ISP; provided however, that ISP may in its sole discretion extend such thirty (30) day period. Any such extension must be in writing.

9   TERMINATION

9.1 This Agreement may be terminated prior to the expiration of the Term:

(a) by either Party in the Event of Default by the other Party;

(b) by either Party in the event of any event set forth in Section 10.1 which remains in effect for more than thirty (30) days;

(c) by either Party if any law, regulation or governmental ruling, or interpretation or implementation thereof by a competent court or regulatory authority, prevents that Party from receiving a material benefit of this Agreement.

(d) by Customer within 90 days from the In-Service Date, if Customer has technical, service, and/or any other performance problems defined at the time by Customer, caused by the use of NaviNet or its network which adversely affects Customers ability to adequately meet its business needs.

                                MASTER AGREEMENT


9.2 Any termination shall be effective upon written notice by the terminating Party to the non-terminating Party in accordance with Section 15.9.

9.3 Upon termination of this Agreement, Customer shall remain liable to NaviNet for (i) all payables outstanding, (ii) any uninvoiced Unit Fees and (iii) in the event that this Agreement is terminated as a result of Customer's default, for fifty percent (50%) of the Unit Fee for the Minimum UC for the remainder of the Term.

10   LIMITATION OF LIABILITY

10.1 FORCE MAJEURE. Neither NaviNet nor Customer shall be liable in any respect for any failure of performance hereunder, if such is due to Acts of God, fire, explosion, vandalism, cable cut, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States government or of any other government or of any civil or military authority, national emergencies, insurrections, riots, wars, strikes, lockouts or work stoppages or other labor difficulties, supplier failures (including failure of performance of any carrier), shortages, breaches or delays, or preemption of existing service in compliance with a final rule or regulation of the Federal Communications Commission or a court of competent jurisdiction.

10.2 DISCLAIMER OF WARRANTIES. Except as expressly set forth in this Agreement, NaviNet makes no warranties, representations or agreements, written or oral, express or implied, either in fact or by operation of law, including warranties of merchantability and fitness for a particular purpose.

(a) LIMITATION OF LIABILITY. Neither NaviNet nor Customer shall be liable to the other Party nor any other person, firm or entity for any incidental, indirect, special, consequential, punitive or reliance damages of any nature whatsoever regardless of the foreseeability thereof (including, but not limited to, any claim from any client customer, third party or patron for loss of services, lost profits or lost revenues) arising under or in connection with this Agreement, or the performance hereunder, arising from any breach, or partial breach, or potential breach of the provisions of this Agreement, or arising out of any act or omission by either NaviNet or Customer, their respective agents, employees or affiliates whether based on breach of contract, breach of warranty, negligence or any other theory of liability. Customer's sole and exclusive remedy for any breach of this Agreement shall be as set forth in the GeoDial Service Description.

11   INDEMNIFICATION

11.1 Customer shall indemnify, hold harmless, and defend NaviNet, its directors, officers, agents, employees and/or representatives from and against any and all claims, demands, causes of action, losses, expenses or liabilities, including reasonable attorney's fees, on account of injury or death of any person or loss of or damage to any and all property arising, directly or indirectly, out of the acts or omissions of Customer, any subcontractor, director, officer, agent, employee and/or representative of each of them, in the performance of any obligations arising under this Agreement, except to the extent such cause of action, loss, expense or liability is caused solely by the gross negligence or willful misconduct of NaviNet.

                                MASTER AGREEMENT


11.2 NaviNet shall indemnify, hold harmless, and defend Customer, its directors, officers, agents, employees and/or representatives from and against any and all claims, demands, causes of action, losses, expenses or liabilities, including reasonable attorney's fees, on account of injury or death of any person or loss of or damage to any and all property arising, directly or indirectly, out of the acts or omissions of NaviNet, any subcontractor, director, officer, agent, employee and/or representative of each of them, in the performance of any obligations arising under this Agreement, except to the extent such cause of action, loss, expense or liability is caused solely by the gross negligence or willful misconduct of Customer.

12   DISPUTE RESOLUTION

12.1 Any dispute arising out of or relating to this Agreement shall be settled by arbitration by an arbitrator chosen by NaviNet and approved by Customer and in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered by any court with jurisdiction. All such arbitration shall be conducted at a location mutually agreed to by the pates. Pending resolution of the dispute, the Parties agree to continue to perform all obligations arising under this Agreement.

13   SERVICE MARKS

13.1 NaviNet grants Customer a non-exclusive, non-transferable license to use the "NaviNet" name until January 31, 2000, by which date NaviNet has agreed to change its name. From and after January 31, 2000, NaviNet grants Customer a non-exclusive, non-transferable license to use its new name as well as any applicable service marks. Customer grants NaviNet a non-exclusive, non-transferable license to use the "eNote.com" name as well as applicable service marks, which will be furnished upon request. Such license is intended solely for the purpose of advertising and marketing Customer's alliance with NaviNet without exposing either Party to claims for service mark or trademark infringement. Each Party shall retain exclusive ownership of all service marks and trade marks associated with its business, Either Party may at any time revoke such license granted hereby to the other Party.

13.2 Each Party agrees to obtain the oral or written approval of the other Party prior to: (i) the publication, dissemination or transmission of any promotional material containing the name or service marks of the other Party and (ii) the use of the name or service marks of the other Party in conjunction with any other names or service marks.

14   ACCEPTABLE USE POLICY

14.1 Customer shall maintain a written policy which is consistent with and includes all of the material terms of the policy as set forth at: http://www.navinet.net/aup.php3, including without limitation, a prohibition against unlawful use of its network and requirement of cooperation with law enforcement officials in the pursuit of illegal uses of its network (such policy, "Acceptable Use Policy"). Customer shall deliver in writing such Acceptable Use Policy to NaviNet within thirty (30) days following the execution of this Agreement and shall deliver in writing to NaviNet all material changes made to such Acceptable Use Policy within thirty (30) days of such

                                MASTER AGREEMENT


changes. Customer shall require all End Users to adhere to such Acceptable Use Policy as a condition of receiving Customer service. Failure of an End User to comply with such Acceptable Use Policy shall be grounds for termination of End User's contract with Customer at the request of NaviNet. Notwithstanding anything herein to the contrary, NaviNet may block any data traffic to or from End Users, which appear to violate such Acceptable Use Policy.

15   MISCELLANEOUS

15.1 NUMBER PORTABILITY. Notwithstanding the availability of number portability in a particular jurisdiction, the Parties agree that any line numbers assigned to Customer in connection with service provided under this Agreement are provided solely for the use of NaviNet services. Upon termination of this Agreement, Customer shall be prohibited from using any line numbers assigned to it by NaviNet.

15.2 ENTIRE AGREEMENT; MODIFICATIONS IN WRITING. This Agreement constitutes the entire Agreement between Customer and NaviNet and supersedes all prior agreements and undertakings, whether written or oral, concerning the subject matter of this Agreement. No amendments or modifications to the printed terms and provisions of this Agreement will be valid or binding unless such amendments or modifications are agreed to in writing and signed by both Parties.

15.3 ASSIGNABILITY. Neither Party may assign this Agreement or any right or obligation hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that NaviNet may assign this Agreement to any entity controlled by or under common control with NaviNet without seeking Customer's consent and Customer's consent shall not be required in connection with the sale or other transfer of all or substantially all of the assets of or equity interests in NaviNet.

15.4 WAIVER. The failure of either Party to give notice of default or to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall not be construed as a waiver thereof or of any other term or condition of this Agreement.

15.5 CHOICE OF LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the choice of law rules thereof.

15.6 RELATIONSHIP BETWEEN THE PARTIES. Except as expressly stated herein, neither NaviNet nor Customer is an agent, employer, partner, contractor or joint venturer of the other.

15.7 SEVERABILITY. In the event any portion of this Agreement is found to be invalid or nullified, it shall not affect the validity of any other provision of this Agreement.

15.8 SURVIVABILITY. The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance or termination thereof by the Parties hereto shall so survive the completion of performance or termination of this Agreement, including without limitation provisions for indemnification and the making of any and all payments due hereunder.

                                MASTER AGREEMENT


15.9 NOTICES. Notices to be given to any Party under this Agreement shall not be effective unless in writing and hand-delivered or mailed by registered or certified mail to said Party at its address as set forth below, or to such other address as has been designated by the other Party in accordance with this
Section 15.9.

If to NaviNet:

NaviNet, Inc.
600 Federal Street
Andover, MA 01810
Attention:    T.C. Browne

If to CUSTOMER:

eNote.com Inc.
185 Allen Brook Lane
Williston, VT  05495
Attention:

Notices shall be effective on the date delivered, if by hand, or if by mail on the third business day after the date mailed.

15.10 HEADINGS. Descriptive headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

15.12 YEAR 2000 COMPLIANCE. The "Year 2000 Problem" refers to the potential inability of some computer software to appropriately treat date-related information or functions involving dates of January 1, 2000 and thereafter. The Parties make the following representations and warranties, to the exclusion of all other representations and warranties made in this Agreement, with respect to the Year 2000 Problem:

(a) NaviNet represents that is has made and will continue to make commercially reasonable efforts to ensure that the computer systems it uses or intends to use in providing the NaviNet Data Services will not be materially impaired by the Year 2000 Problem, provided, however, that Customer acknowledges and agrees that NaviNet is an integrator of systems and services provided by other entities, and NaviNet can neither modify the products and services of such entities nor guarantee that they will function without adverse effect from the Year 2000 Problem. NaviNet will periodically inform Customer of the steps NaviNet is taking to ensure against ad-verse effects on the NaviNet Data Services cause by the Year 2000 Problem. Breach of the foregoing representations and obligations shall constitute an Event of Default under Section 8 of this Agreement, and Customer's sole and exclusive remedy for such Default shall be termination in

                                MASTER AGREEMENT


accordance with Section 9 of this Agreement. Customer's sole and exclusive remedy for any service interruption or impairment caused by the Year 2000 Problem shall be as set forth in the GeoDial Service Description.

(b) Customer represents that it has been given ample opportunity to make inquiry into the programming and operational aspects of any and all computer systems that it utilizes, or intends to utilize, in its business operations, and Customer hereby warrants that, as to such systems, Customer will make reasonable efforts to ensure that the Year 2000 Problem will not materially adversely affect Customer's business operations or performance under this Agreement. Breach of the foregoing shall constitute an Event of Default under Section 8 of this Agreement, and NaviNet's sole and exclusive remedy for such Default shall be termination in accordance with Section 9 of this Agreement.

(c) It is expressly agreed that the indemnification contained in Section 11 of this Agreement, including the limitations of liability referenced therein, shall apply to any third-party claims arising out of a breach of the above Year 2000 Problem representations and warranties.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year last written below.

CUSTOMER

/s/ JOHN R. VARSAMES
-------------------------------
By:

Title:  President & CEO
        -----------------------

Date:   12/27/99

NAVINET, INC.

/s/ T. C. BROWNE
-------------------------------
By:     T. C. Browne

Title:  Chief Executive Officer
        -----------------------

Date:   12/30/99


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

                                MASTER AGREEMENT

                    SCHEDULE A - GEODIAL SERVICE DESCRIPTION

& GeoDial SP(TM)  Attached

                                MASTER AGREEMENT

                      SCHEDULE B - FACILITIES AND EQUIPMENT

1.  EQUIPMENT

1.1 Customer shall install the following equipment in accordance with the specifications set forth herein.

(a) ________ Back-end _________ circuit(s) (optional);*

(b) ________ RADIUS server(s);

(c) ________ CSU/DSU device(s);

(d) ________ router pod(s) of ______________ TBD _________ type

* NaviNet recommends installation of Back-end circuit(s) in connection with the use of the NaviNet Data Services. If Customer elects not to install a Back-end circuit(s), it shall so indicate below.

              Back-end circuit(s) to be installed? YES ____ NO ____



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

                                MASTER AGREEMENT

                         SCHEDULE C - SERVICE ORDER FORM

                                MASTER AGREEMENT

                      SCHEDULE D - SERVICE LEVEL AGREEMENT

In the event that NaviNet's network performance for a given month, as measured against monthly Inverse Internet Benchmark data for that month, is below the reported industry average (signified by Inverse assigned letter grade) for that month in any of the following four categories: 24-Hour Call Failure Rate, Modem Connect Speed, Average Time to Login, and Average Web Throughput, Customer is entitled to credit from NaviNet in the next invoice period in an amount equal to 2% of the total invoice for the "below average" month for each of the four categories in which NaviNet is below the applicable measure.

                                MASTER AGREEMENT

                            SCHEDULE E - FEE SCHEDULE


------------------------------------------------------------ --------------------------------------------
                      BILLABLE LOGINS                                    UNIT FEE 2 YEAR TERM
------------------------------------------------------------ --------------------------------------------
        25,000 Less than    UC Less than    125,000                             $0.342
               or equal to
------------------------------------------------------------ --------------------------------------------
       125,000 Less than   UC Less than     250,000                             $0.304
               or equal to
------------------------------------------------------------ --------------------------------------------
       250,000 Less than   UC Less than     625,000                             $0.285
               or equal to
------------------------------------------------------------ --------------------------------------------
       625,000 Less than    UC Less than  1,250,000                             $0.266
               or equal to
------------------------------------------------------------ --------------------------------------------
     1,250,000 Less than    UC Less than  2,500,000                             $0.247
               or equal to
------------------------------------------------------------ --------------------------------------------
     2,500,000 Less than    UC                                                  $O.228
               or equal to
------------------------------------------------------------ --------------------------------------------



8XX SERVICE: The usage fee is $0.08 per minute. There is a $750 installation fee for each T1 (i.e. 24 simultaneous calls) turned-up.